                                                                     Exhibit 4.1

                       CONVERTIBLE SUBORDINATED DEBENTURES

                                       AND

                           WARRANTS PURCHASE AGREEMENT

                                     BETWEEN

                                    CRAY INC.

                                       AND

                         THE INVESTORS SIGNATORY HERETO

       CONVERTIBLE SUBORDINATED DEBENTURES AND WARRANTS PURCHASE AGREEMENT dated as of November 6, 2001 (the "Agreement"), between the Investors signatory hereto (each an "Investor" and together the "Investors"), and Cray Inc., a corporation organized and existing under the laws of the State of Washington (the "Company").

         WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Investors, and the Investors shall purchase, in the aggregate, (i) $8,000,000 principal amount of the Convertible Subordinated Debentures, and (ii) the Warrants; and

         WHEREAS, such investments will be made in reliance upon the provisions of Section 4(2) ("Section 4(2)") and/or 4(6) ("Section 4(6)") of the United States Securities Act of 1933, as amended (the "Securities Act") and/or Regulation D ("Regulation D") and the other rules and regulations promulgated thereunder, and/or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments in securities to be made hereunder.

         NOW, THEREFORE, in consideration of the foregoing premises, and the promises and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

      PURCHASE AND SALE OF CONVERTIBLE SUBORDINATED DEBENTURES AND WARRANTS

 .1. Investment.


         (a) Upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and the Investors agree to purchase, severally and not jointly, the Convertible Subordinated


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Debentures together with the Warrants at the Purchase Price on the Closing Date as follows. Within three (3) Trading Days of the execution and delivery of this Agreement, the Investors shall purchase, severally and not jointly, in the aggregate, $8,000,000 principal amount of Convertible Subordinated Debentures together with the Warrants in exchange for the Purchase Price. Each Investor shall deliver to the Escrow Agent immediately available funds in their proportionate amount of the aggregate Purchase Price, as set forth on the signature pages hereto, and the Company shall deliver the Convertible Subordinated Debentures evidencing said principal sum and the Warrants to the Escrow Agent, in each case to be held by the Escrow Agent pursuant to the Escrow Agreement. Upon satisfaction of the conditions set forth in Section 1.1(b), the Closing shall occur at the offices of the Escrow Agent at which time the Escrow Agent (x) shall release the Convertible Subordinated Debentures and the Warrants to the Investors, and (y) shall release the Purchase Price (after all fees have been paid as set forth in the Escrow Agreement), pursuant to the terms of the Escrow Agreement.

         (b) The Closing is subject to the satisfaction or waiver by the party to be benefited thereby of the following conditions:

                  (i) acceptance and execution by the Company and by the Investors, of this Agreement and all exhibits hereto;


                  (ii) delivery into escrow by each Investor of immediately available funds in their proportionate amount of the Purchase Price as indicated and set forth on the signature pages hereto;


                  (iii) all representations and warranties of the Investors contained herein shall remain true and correct in all material respects as of the Closing Date;

                  (iv) all representations and warranties of the Company contained herein shall remain true and correct in all material respects as of the Closing Date;


                  (v) the Company shall have obtained all permits and qualifications required by any state for the offer and sale of the Convertible Subordinated Debentures and the Warrants, or shall have the availability of exemptions therefrom;


                  (vi) the sale and issuance of the Convertible Subordinated Debentures and the Warrants hereunder, and the proposed issuance by the Company to the Investors of Conversion Shares or Warrant Shares upon the conversion or exercise thereof shall be legally permitted by all laws and regulations to which the Investors and the Company are subject and there shall be no ruling, judgment or writ of any court prohibiting the transactions contemplated by this Agreement;

                  (vii) delivery of the applicable original fully executed Convertible Subordinated Debentures and Warrants to the Escrow Agent;


                  (viii)   delivery to the Escrow Agent of an opinion of Kenneth
                           W. Johnson, Esq., General Counsel to the Company, in the form of Exhibit D hereto;


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                  (ix)     delivery to the Escrow Agent of the Registration
                           Rights Agreement;


                  (x) there shall have been no Material Adverse Effect with respect to the Company since the date hereof; and


                  (xi) there shall have been no act of war, major hostilities, act of God or other calamity since the date hereof that has led to the suspension of trading on the New York Stock Exchange, Inc. or the Nasdaq National Market System for at least one Trading Day.


 .2. Warrants. At the Closing, the Company shall issue to the Investors Warrants to purchase, in the aggregate, up to a number of shares of Common Stock equal to 10% of the aggregate Purchase Price divided by the average Closing Prices of the Common Stock during the 15 Trading Days immediately prior to the Closing Date (the "Base Price"). The Company shall issue the Warrants to the Investors pro rata among all Investors in proportion to their respective initial purchases of the Convertible Subordinated Debentures pursuant to this Agreement. The exercise price of the Warrants shall be equal to the 175% of the Base Price. The Warrants shall be exercisable for a period of 3 years beginning on the Closing Date. The shares of Common Stock underlying the Warrants shall be registered for resale on the Registration Statement for resale by the Investors pursuant to the Registration Rights Agreement.

 .3. Liquidated Damages. The parties hereto acknowledge that with respect to the delivery of the Conversion Shares, time is of the essence and the Company shall be liable for the liquidated damages set forth in the Convertible Subordinated Debentures. Additionally, the parties hereto acknowledge and agree that the sums payable pursuant to this Agreement, the Registration Rights Agreement and the Convertible Subordinated Debentures shall constitute liquidated damages and not penalties. The parties further acknowledge that a breach by either party of this Agreement or exhibits hereto, (a) the amount of loss or damages likely to be incurred is incapable or is difficult to precisely estimate, (b) the amounts specified in such agreements bear a reasonable proportion and are not plainly or grossly disproportionate to the probable loss likely to be incurred by the Investors in connection with the failure of the Company to timely cause the registration of the Registrable Securities or to deliver stock certificates upon any conversion, and (c) the parties are sophisticated businesses and have been represented by sophisticated and able legal and financial counsel and negotiated this Agreement at arm's length.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF EACH INVESTOR

Each Investor, severally and not jointly, represents and warrants to the Company that:

 .1. Organization. The Investor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.


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 .2. Intent. The Investor is entering into this Agreement for its own account and not with a view to or for sale in connection with any distribution of the Common Stock. The Investor has no present arrangement (whether or not legally binding) at any time to sell the Convertible Subordinated Debenture, the Warrants, the Conversion Shares or the Warrant Shares to or through any person or entity; provided, however, that by making the representations herein, the Investor does not agree to hold such securities for any minimum or other specific term and reserves the right to dispose of the Conversion Shares and Warrant Shares at any time in accordance with federal and state securities laws applicable to such disposition.

 .3. Sophisticated Investor. The Investor is a sophisticated investor (as described in Rule 506(b)(2)(ii) of Regulation D) and an accredited investor (as defined in Rule 501 of Regulation D), and Investor has such experience in business and financial matters that it has the capacity to protect its own interests in connection with this transaction and is capable of evaluating the merits and risks of an investment in the Convertible Subordinated Debentures, the Warrants and the underlying Common Stock. The Investor has been represented by counsel of its choice. The Investor acknowledges that an investment in the Convertible Subordinated Debentures and the Warrants and the underlying Common Stock is speculative and involves a high degree of risk.

 .4. Authority. This Agreement and each agreement attached as an Exhibit hereto which is required to be executed by the Investor has been duly authorized and validly executed and delivered by the Investor and is a valid and binding agreement of the Investor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

 .5. Not an Affiliate. The Investor is not an officer, director or "affiliate" (as that term is defined in Rule 405 of the Securities Act) of the Company.


 .6. Absence of Conflicts. The execution and delivery of this Agreement and each agreement which is attached as an Exhibit hereto and executed by the Investor in connection herewith, and the consummation of the transactions contemplated hereby and thereby, and compliance with the requirements hereof and thereof by the Investor, will not violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Investor or (a) violate any provision of any indenture, instrument or agreement to which the Investor is a party or is subject, or by which the Investor or any of its assets is bound; (b) conflict with or constitute a material default thereunder; (c) result in the creation or imposition of any lien pursuant to the terms of any such indenture, instrument or agreement, or constitute a breach of any fiduciary duty owed by the Investor to any third party; or (d) require the approval of any third-party (which has not been obtained) pursuant to any material contract, agreement, instrument, relationship or legal obligation to which the Investor is subject or to which any of its assets, operations or management may be subject.

 .7. Disclosure; Access to Information. The Investor has received all documents, records, books and other publicly available information pertaining to Investor's investment in the Company that have been requested by the Investor. The Company is subject to the periodic reporting requirements of the Exchange Act, and the Investor has reviewed copies of all SEC Documents deemed relevant by Investor.

 .8. Manner of Sale. At no time was Investor presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising.


Section 2.9. Broker-Dealer. The Investor is not a broker-dealer registered with the SEC nor a member of the National Association of Securities Dealers.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the SEC Documents or on the disclosure schedule prepared by the Company and attached hereto, the Company represents and warrants to the Investors that:

(a) Section 3.1 Organization and Authority. The Company is a corporation duly organized and validly existing under the laws of the State of Washington, and has all requisite corporate power and authority (i) to own, lease, and operate its properties and to carry on its business as now being conducted, and (ii) to execute, deliver, and perform its obligations under this Agreement, the Warrants, the Registration Rights Agreement and the Convertible Subordinated Debentures, and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions wherein such qualification is necessary and where failure so to qualify could have a material adverse effect on the business, properties, operations, condition (financial or other), results of operations or prospects of the Company. The Company has no subsidiaries. The Company has the requisite corporate power and corporate authority to conduct its business as now conducted, to enter into and perform its obligations under this Agreement, the Registration Rights Agreement, the Escrow Agreement and the Warrants, and to issue the Convertible Subordinated Debentures, the Conversion Shares, the Warrants and the Warrant Shares pursuant to their respective terms. The execution, issuance and delivery of this Agreement, the Registration Rights Agreement, the Escrow Agreement, the Convertible Subordinated Debentures and the Warrants by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required. This Agreement, the Registration Rights Agreement, the Escrow Agreement, the Warrants and the Convertible Subordinated Debentures have been duly executed and delivered by the Company and at the Closing shall constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application. The Company has duly and validly authorized and reserved for issuance shares of Common Stock sufficient in number for the conversion of the Convertible Subordinated Debentures and the exercise of the Warrants. The Company understands and acknowledges the potentially dilutive effect to the Common Stock of the issuance of the Conversion Shares and Warrant Shares. The Company further acknowledges that its obligation to issue Conversion Shares and Warrant Shares upon conversion of the Convertible Subordinated Debentures and Warrant Shares upon exercise of the Warrants in accordance with this Agreement and the Convertible Subordinated Debentures is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company and notwithstanding the commencement of any case under 11 U.S.C. Section 101 et seq. (the "Bankruptcy Code"). The Company shall not seek judicial relief from its obligations hereunder except pursuant to the Bankruptcy Code. In the event the Company is a debtor under the Bankruptcy Code, the Company hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C. Section 362 in respect of the conversion of the Convertible Subordinated Debentures and the exercise of the Warrants. The Company agrees, without cost or expense to the Investors, to take or consent to any and all action necessary to effectuate relief under 11 U.S.C. Section 362. See the disclosure schedule.

(b) Section 3.2 Capitalization. The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, $.01 par value, and (ii) 5,000,000 shares of Preferred Stock, $.01 par value. The Company's issued and outstanding shares of Common Stock and Preferred Stock is as set forth on the disclosure schedule. None of the Company's securities has been issued in violation of the preemptive rights of any security holder of the Company. The issue and sale of the Convertible Subordinated Debentures and the Warrants will not obligate the Company to issue shares of Common Stock or other securities to any person or entity other than the Investors and will not result in a right of any holder of Company's securities to receive additional shares of Common Stock or require the adjustment of the exercise or conversion or reset price under securities of the Company owned by them. See the disclosure schedule.

(c) Section 3.3 Concerning the Convertible Subordinated Debentures. The Convertible Subordinated Debentures have been duly authorized and, when issued and paid for in accordance with this Agreement, will constitute the valid and binding obligations of the Company enforceable in accordance with their terms, subject to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditor rights generally.

(d) Section 3.4 Concerning the Conversion Shares and Warrant Shares. The Conversion Shares and the Warrant Shares have been duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid, non-assessable and free from liens, and rights of first refusal and will not subject the holder thereof to personal liability by reason of being such holder. There are no preemptive or similar rights of any security holder of the Company or any other person to acquire any securities of the Company. The Common Stock currently is listed for trading on the Nasdaq National Market System ("Nasdaq") and, the Company and the Common Stock meet the currently applicable criteria for continued listing and trading on Nasdaq; (ii) the Company has not been notified in the last two years by Nasdaq of any failure or potential failure to meet the criteria for continued listing and trading on Nasdaq; (iii) no suspension of trading in the Common Stock is in effect; (iv) the Company knows

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of no reason that the Common Stock will not be eligible for listing on Nasdaq;
and (v) the Company has delivered to Nasdaq all required notices.

(e) Section 3.5 Purchase Agreement. This Agreement has been duly and validly authorized by the Company and, when delivered on behalf of the Company, will be, valid and binding obligation of the Company enforceable in accordance with their respective terms, subject to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally.

(f) Section 3.6 Non-Contravention. The execution, delivery and performance of this Agreement and the Convertible Subordinated Debentures by the Company (including the issuance by the Company of the Conversion Shares and Warrant Shares as contemplated by this Agreement), do not and will not (i) conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of the Company, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument or other understanding to which the Company or any of its subsidiaries is a party or by which any material property or asset of the Company or any of its subsidiaries is bound or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or any of its subsidiaries is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected; except in the case of each of clauses (ii) and (iii), as would not, individually or in the aggregate, have or result in a material adverse effect on the results of operations, assets, prospects, or condition (financial or otherwise) of the Company, or adversely impair the Company's ability to perform fully on a timely basis its obligations under this Agreement or any Convertible Subordinated Debenture. See the disclosure schedule.

(g) Section 3.7 Approvals. No authorization, approval or consent of any court, governmental body, regulatory agency or Nasdaq is required to be obtained by the Company or any of its subsidiaries for the issuance and sale of the Debentures, the Warrants or the Conversion Shares or Warrant Shares issuable upon exercise thereof, as contemplated by this Agreement. See the disclosure schedule.

(h) Section 3.8 Information Provided. The Company has made available to the Investors copies of all periodic reports, statements and other documents that the Company has filed with the SEC under the Securities Exchange Act of 1934 (the "1934 Act") since January 1, 2000 (collectively, the "Disclosure Documents"), each in the form (including exhibits and any amendments thereto) required to be filed with the SEC. All information provided by or on behalf of the Company to the Investors in connection with the transactions contemplated by the Agreement, including, without limitation, the Disclosure Documents, is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances in which they were made, not misleading. The Company has publicly disclosed all material adverse information concerning the Company.


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(i) Section 3.10 Absence of Certain Changes. Since the date of the financial statements contained in the Company's most recently filed Form 10-Q or 10-K, there has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or other), results of operations or prospects of the Company, and the Company has no undisclosed material (individually or in the aggregate) liabilities, debts or obligations, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

(j) Section 3.11 Absence of Certain Proceeding. There is no action, suit or proceeding, before or by any court, public board or body or governmental agency pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries and, to the knowledge of the Company, there is no inquiry or investigation before or by any court, public board or body or governmental agency pending or threatened against the Company or any of its subsidiaries, in any such case wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect.

(k) Section 3.12 SEC Filings. The Company has timely filed all required forms, reports and other documents with the SEC. All such forms, reports and other documents filed since January 1, 2000, complied, when filed, in all material respects, with all applicable requirements of the 1933 Act and the 1934 Act. See disclosure schedule.

(l) Section 3.13 Financial Statements; Contracts. The consolidated financial statements of the Company included in the Disclosure Documents were prepared in accordance with U.S. generally accepted accounting principles, consistently applied, and the rules and regulations of the SEC during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, (ii) in the case of unaudited interim statements, to the extent they do not include footnotes or are condensed or summary statements, and present fairly the consolidated financial position of the Company and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, immaterial year-end audit adjustments). The Disclosure Documents contain as exhibits all material contracts that were required to be filed as exhibits thereto by applicable SEC regulations (each a "Contract"). Neither the Company nor, to the best knowledge of the Company, any of the parties thereto, is in breach or violation of any Contract, which breach or violations relates to indebtedness for borrowed money or would have a Material Adverse Effect. To the Company's knowledge, no event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a breach or default by the Company under any Contract which breach or default would have a Material Adverse Effect. See disclosure schedule.

(m) Section 3.14 Intellectual Property. The Company owns or possesses adequate and enforceable rights to use all material patents, patent applications, trademarks, trademark applications, trade names, service marks, copyrights, copyright applications, licenses, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and other similar rights and proprietary knowledge (collectively, "Intangibles") used or necessary for the conduct of its business as now being conducted and described in the Disclosure Documents. The Company, to the best of its

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knowledge, does not infringe any right of any other person with respect to any
Intangibles nor is there any claim of infringement made by a third party against or involving the Company which infringement or claim, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

(n) Section 3.15 Certain Practices. Neither the Company or any subsidiary, nor to the best knowledge of the Company, any director, officer and, agent, employee or other person acting on behalf of the Company or any of its subsidiaries has, in the course of his or her actions for, or on behalf of, the Company or any subsidiary, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. Without limiting the generality of the foregoing, the Company and its subsidiaries have not directly or indirectly made or agreed to make (whether or not said payment is lawful) any payment to obtain, or with respect to, sales other than usual and regular compensation to its or their employees and sales representatives with respect to such sales.

(o) Section 3.16 Certain Fees. No fees or commissions will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement. The Investors shall have no obligation with respect to any fees incurred by the Company or any other person (other than an Investor, if an Investor has agreed in writing to pay such fees) or with respect to any claims made by or on behalf of other persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement. The Company shall indemnify and hold harmless each Investor, its employees, officers, directors, agents, and partners, and its affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorney's fees) and expenses suffered in respect of any such claimed or existing fees incurred by the Company or any other person (other than such Investor, if such Investor has agreed in writing to pay such fees), as such fees and expenses are incurred. See disclosure schedule.

(p) Section 3.17 Disclosure. The Company confirms that neither it nor any other person acting on its behalf has provided any Investor or its agents or counsel with any information that constitutes or might constitute material non-public information.


(q) Section 3.18 Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company is engaged. The Company does not have any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(r) Section 3.19 Transactions With Affiliates and Employees. None of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the

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Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner. See disclosure schedule.

(s) Section 3.20 Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that:
(i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorizations, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(t) Section 3.21 Solvency. Based on the financial condition of the Company as of the date hereof: (i) the Company's fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company's existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Company's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements and capital availability thereof; and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

 .2. Section 3.22 Exemption from Registration; Valid Issuances. Subject to the accuracy of the Investors' representations in Article II, the sale to the Investors of the Convertible Subordinated Debentures and the Conversion Shares, and the Warrants and Warrant Shares will not require registration under the Securities Act and/or any applicable state securities law. When validly converted or exercised in accordance with the terms of the Convertible Subordinated Debentures and the Warrants, the Conversion Shares and Warrant Shares will be duly and validly issued, fully paid, and non-assessable. Neither the sales of the Convertible Subordinated Debentures, the Conversion Shares, the Warrants and Warrant Shares pursuant to, nor the Company's performance of its obligations under, this Agreement, the Registration Rights Agreement, the Escrow Agreement or the Convertible Debentures and the Warrants will (a) result in the creation or imposition by the Company of any liens, charges, claims or other encumbrances upon the Convertible Subordinated Debentures, the Warrants or the Conversion Shares and Warrant Shares or, except as contemplated herein, any of the assets of the Company, or (b) entitle the holders of Outstanding Capital Shares to preemptive or other rights to subscribe for or acquire the Capital Shares or other securities of the Company. The Convertible Subordinated Debentures, the Warrants and the Conversion Shares and Warrant Shares, shall not

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subject the Investors to personal liability to the Company or its creditors by reason of the possession thereof.

 .3. Section 3.23 No General Solicitation or Advertising in Regard to this Transaction. Neither the Company nor any of its affiliates nor, to the knowledge of the Company, any person acting on its or their behalf (a) has conducted or will conduct any general solicitation (as that term is used in Rule 502(c) of Regulation D) or general advertising with respect to the sale of the Convertible Subordinated Debentures or the Warrants, or (b) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Convertible Subordinated Debentures or the Conversion Shares and the Warrants and Warrant Shares, under the Securities Act.

 .4. Section 3.24 No Integrated Offering. Other than pursuant to an effective registration statement under the Securities Act, or pursuant to the issuance or exercise of employee stock options or in connection with certain acquisitions, or pursuant to its discussion with the Investors in connection with the transactions contemplated hereby, the Company has not issued, offered or sold the Convertible Subordinated Debentures, the Warrants or any shares of Common Stock (including for this purpose any securities of the same or a similar class as the Convertible Subordinated Debentures, Warrants or Common Stock, or any securities convertible into or exchangeable or exercisable for the Convertible Subordinated Debentures or Common Stock or any such other securities) within the six-month period next preceding the date hereof, and the Company shall not permit any of its directors, officers or affiliates directly or indirectly to take, any action (including, without limitation, any offering or sale to any Person of the Convertible Subordinated Debentures or shares of Common Stock), so as to make unavailable the exemption from Securities Act registration being relied upon by the Company for the offer and sale to Investors of the Convertible Subordinated Debentures (and the Conversion Shares) and the Warrants (and the Warrant Shares) as contemplated by this Agreement. See disclosure schedule.

 .5.      Section 3.25      Tax Matters.


                  (a) The Company and each subsidiary has filed all Tax Returns, which it is required to file under applicable laws; all such Tax Returns are true and accurate and have been prepared in compliance with all applicable laws except as could not reasonably be expected to have a Material Adverse Effect; the Company has paid all Taxes due and owing by it or any subsidiary (whether or not such Taxes are required to be shown on a Tax Return) and have withheld and paid over to the appropriate taxing authorities all Taxes which it is required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third parties; and since December 31, 2000, the charges, accruals and reserves for Taxes with respect to the Company (including any provisions for deferred income taxes) reflected on the books of the Company are adequate to cover any Tax liabilities of the Company if its current tax year were treated as ending on the date hereof.

                  (b) No material claim has been made by a taxing authority in a jurisdiction where the Company does not file tax returns that the Company or any subsidiary is or may be subject to taxation by that jurisdiction. There are, to the Company's knowledge, no material foreign, federal, state or local tax audits or administrative or judicial proceedings pending or being conducted with respect to the Company or any subsidiary; no information related to Tax matters has been requested by any foreign, federal, state or local taxing authority; and, except as disclosed above, no written notice indicating an intent to open an audit or other review has been received by the Company or any subsidiary from any foreign, federal, state or local taxing authority. There are no material unresolved questions or claims concerning the Company's Tax liability. The Company (i) has not executed or entered into a closing agreement pursuant to Section 7121 of the Internal Revenue Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (ii) has not agreed to or is required to make any adjustments pursuant to Section 481 (a) of the Internal Revenue Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or any of its subsidiaries or has any knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Internal Revenue Code.

                  (c) The Company has not made an election under Section 341(f) of the Internal Revenue Code. The Company is not liable for the Taxes of another person that is not a subsidiary of the Company under (i) Treas. Reg. Section 1.1502-6 (or comparable provisions of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or indemnity or (iv) otherwise. The Company is not a party to any tax sharing agreement. The Company has not made any payments, is not obligated to make payments nor is it a party to an agreement that could obligate it to make any payments that would not be deductible under
         Section 280G of the Internal Revenue Code.

                  (d) For purposes of this Section 3.25:


                           "IRS" means the United States Internal Revenue
                           Service.


                           "Tax" or "Taxes" means federal, state, county, local, foreign, or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

                           "Tax Return" means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

 .6. Section 3.26 Property. Neither the Company nor any of its subsidiaries owns any real property. Each of the Company and its subsidiaries has good and marketable title to all personal property owned by it, free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company; and to the Company's knowledge any real property and buildings held under lease by the Company as tenant are held by it under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and intended to be made of such property and buildings by the Company. The Company's present facilities are adequate for the Company's reasonably foreseeable needs. See disclosure schedule.

                                   ARTICLE IV

                           COVENANTS OF THE INVESTORS

         Each Investor, severally and not jointly, covenants with the Company that:

 .1. Compliance with Law. The Investor's trading activities with respect to the Conversion Shares and Warrant Shares will be in compliance with all applicable state and federal securities laws, rules and regulations and rules and regulations of the Principal Market on which the Company's Common Stock is listed. Without limiting the generality of the foregoing, the Investor agrees that it will comply with the description of the plan of distribution in the Registration Statement.

Section 4.2. No Short Position. So long as the Investor holds any Convertible Subordinated Debentures, such Investor and its affiliates shall not engage in net short sales of the Company's securities. To the extent that the foregoing sentence permits short sales, then such transactions may only be effected in accordance with Rule 10a-1 under the 1934 Act (assuming that the exclusions in subparagraph (e) of Rule 10a-1 are inapplicable), and in any case such transactions would not create any daily low sales prices for the Common Stock.

Section 4.3. Regulation M. To the extent applicable to the Investors, each Investor agrees to comply with provisions of Regulation M adopted by the SEC.

Section 4.4. Transfers of the Convertible Subordinated Debentures and Warrants. The Investors will not sell, assign or otherwise transfer any of the Convertible Subordinated Debentures or Warrants to any person who is not an "accredited investor" (as defined in Rule 501 of Regulation D) nor to any person who is a broker-dealer registered with the SEC or a member of the National Association of Securities Dealers, Inc.

                                    ARTICLE V

                            COVENANTS OF THE COMPANY

 .1. Registration Rights. The Company shall cause the Registration Rights Agreement to remain in full force and effect and the Company shall comply in all material respects with the terms thereof.


 .2. Reservation of Common Stock. On any date hereafter, in the event the number of Shares reserved, as to any Investor, is less than 200% of the Conversion Shares necessary to convert all of such Investor's Convertible Subordinated Debenture, based on the then applicable conversion price, and Warrant Shares to exercise all of such Investor's Warrant (the "Trigger Amount"), then the Company shall have seven (7) calendar days from such date to increase the number of shares reserved as to such Investor above the Trigger Amount, unless to do so the Company must authorize additional shares, in which case the Company shall have one hundred twenty (120) calendar days from such date to increase the number of shares authorized and reserved as to such Investor above the Trigger Amount.

 .3. Listing of Common Stock. The Company hereby agrees to maintain the listing of the Common Stock on a Principal Market, and as soon as reasonably practicable following the Closing to list the Conversion Shares and the Warrant Shares on the Principal Market. The Company further agrees, if the Company applies to have the Common Stock traded on any other Principal Market, it will include in such application the Conversion Shares and the Warrant Shares, and will take such other action as is necessary or desirable to cause the Conversion Shares and Warrant Shares to be listed on such other Principal Market as promptly as possible. The Company will use its best efforts to continue the listing and trading of its Common Stock on a Principal Market and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Principal Market and shall provide Investors with copies of any correspondence to or from such Principal Market which questions or threatens delisting of the Common Stock, within five (5) Trading Days of the Company's receipt thereof, until the Investors have disposed of all of their Registrable Securities.

 .4. Exchange Act Registration. The Company will cause its Common Stock to continue to be registered under Section 12(b) or (g) of the Exchange Act, will use its best efforts to comply in all respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under said Act until the Investors have disposed of all of their Registrable Securities.

 .5. Legends. The certificates evidencing the Securities shall be free of legends, except as set forth in Article VIII.


 .6. Corporate Existence; Conflicting Agreements. The Company will take all steps necessary to preserve and continue the corporate existence of the Company. The Company shall not enter into any agreement, the terms of which agreement would restrict or impair the right or ability of the Company to perform any of its obligations under this Agreement or any of the other agreements attached as exhibits hereto.

 .7. Issuance of Convertible Subordinated Debentures and Warrants. The sale of the Convertible Subordinated Debentures, the Warrants and the issuance of the Conversion Shares upon conversion and Warrant Shares upon the exercise of the Warrants of the Convertible Subordinated Debentures shall be made in accordance with the provisions and requirements of Section 4(2), 4(6) or Regulation D and any applicable state securities law. The Company shall make any necessary SEC and "blue sky" filings as may be required to be made by the Company in connection with the sale of the Securities to the Investors, and shall provide a copy thereof to the Investors promptly after such filing.

 .8. Pro-Rata Redemption. Upon any redemption of any of the Convertible Subordinated Debentures, the Company shall offer such redemption pro-rata among all Investors in proportion to their respective current holdings of such securities pursuant to this Agreement.


Section 5.9 Future Financing. The Company agrees that it will not enter into any financing transactions until six months following the Closing Date. The foregoing shall not prevent or limit the Company from granting equity incentive awards pursuant to equity incentive and stock option plans approved by the Company's Board of Directors or selling securities purchased pursuant to the Company's Employee Stock Purchase Plan or engaging in any sale of securities (i) pursuant to the exercise of options granted or to be granted under an employee benefit plan which plan has been approved by the Company's Board of Directors,
(ii) pursuant to any compensatory plan for an employee or consultant, (iii) in connection with a strategic partnership or other business transaction, the principal purpose of which is not simply to raise money, (iv) in a registered public offering by the Company which is underwritten by one or more established investment banks (not including an equity line type financing), or (v) with the prior written approval of a majority in interest of the Investors, which will not be unreasonably withheld.

                                   ARTICLE VI

                            SURVIVAL; INDEMNIFICATION

 .1. Survival. The representations, warranties and covenants made by each of the Company and each Investor in this Agreement, the annexes, schedules and exhibits hereto and in each instrument, agreement and certificate entered into and delivered by them pursuant to this Agreement, shall survive the Closing and the consummation of the transactions contemplated hereby. In the event of a breach or violation of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach or violation available to it under the provisions of this Agreement, irrespective of any investigation made by or on behalf of such party on or prior to the Closing Date, unless such party had actual knowledge of such breach or violation prior to such Closing Date.

 .2. Indemnity.


                  (a) The Company hereby agrees to indemnify and hold harmless the Investors, their respective Affiliates and their respective officers, directors, partners and members (collectively, the "Investor Indemnitees"), from and against any and all Damages, and agrees to reimburse the Investor Indemnitees for all reasonable out-of-pocket expenses (including the reasonable fees and expenses of legal counsel), in each case promptly as incurred by the Investor Indemnitees and to the extent arising out of or in connection with:

                  (i) any material misrepresentation, omission of fact or breach of any of the Company's representations or warranties contained in this Agreement, the annexes, schedules or exhibits hereto or any instrument, agreement or certificate entered into or delivered by the Company pursuant to this Agreement; or


                  (ii) any failure by the Company to perform in any material respect any of its material covenants, agreements, undertakings or obligations set forth in this Agreement, the annexes, schedules or exhibits hereto or any instrument, agreement or certificate entered into or delivered by the Company pursuant to this Agreement; or


                  (iii) any action instituted against the Investors, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of an Investor, with respect to any of the transactions contemplated by this Agreement.


                  (b) Each Investor, severally and not jointly, hereby agrees to indemnify and hold harmless the Company, its Affiliates and their respective officers, directors, partners and members (collectively, the "Company Indemnitees"), from and against any and all Damages, and agrees to reimburse the Company Indemnitees for all reasonable out-of-pocket expenses (including the reasonable fees and expenses of legal counsel), in each case promptly as incurred by the Company Indemnitees and to the extent arising out of or in connection with any misrepresentation, omission of fact, or breach of any of the Investor's representations or warranties contained in this Agreement, the annexes, schedules or exhibits hereto or any instrument, agreement or certificate entered into or delivered by the Investor pursuant to this Agreement. Notwithstanding anything to the contrary herein, an Investor shall be liable under this Section 6.2(b) for only that amount as does not exceed the net profits to such Investor as a result of the sale of Registrable Securities pursuant to the Registration Statement.

 .3. Notice. Promptly after receipt by any party hereto seeking indemnification pursuant to Section 6.2 (an "Indemnified Party") of written notice of any investigation, claim, proceeding or other action in respect of which indemnification is being sought (each, a "Claim"), the Indemnified Party promptly shall notify the party from whom indemnification pursuant to Section
6.2 is being sought (the "Indemnifying Party") of the commencement thereof; but the omission to so notify the Indemnifying Party shall not relieve it from any liability that it otherwise may have to the Indemnified Party, except to the extent that the Indemnifying Party is actually prejudiced by such omission or delay. In connection with any Claim as to which both the Indemnifying Party and the Indemnified Party are parties, the Indemnifying Party shall be entitled to assume the defense thereof. Notwithstanding the assumption of the defense of any Claim by the Indemnifying Party, the Indemnified Party shall have the right to employ separate legal counsel and to participate in the defense of such Claim, and the Indemnifying Party shall bear the reasonable fees, out-of-pocket costs and expenses of such separate legal counsel to the Indemnified Party if (and only if): (a) the Indemnifying Party shall have agreed in writing after the date hereof to pay such fees, out-of-pocket costs and expenses, (b) the Indemnified Party reasonably shall have concluded that representation of the Indemnified Party and the Indemnifying Party by the same legal counsel would not be appropriate due to actual or, as reasonably determined by legal counsel to the Indemnified Party, potentially differing interests between such parties in the conduct of the defense of such Claim, or if there may be legal defenses available to the Indemnified Party that are in addition to or disparate from those available to the Indemnifying Party, or (c) the Indemnifying Party shall have failed to employ legal counsel reasonably satisfactory to the Indemnified Party within a reasonable period of time after notice of the commencement of such Claim. If the Indemnified Party employs separate legal counsel in circumstances other than as described in clauses (a), (b) or (c) above, the fees, costs and expenses of such legal counsel shall be borne exclusively by the Indemnified Party. Except as provided above, the Indemnifying Party shall not, in connection with any Claim in the same jurisdiction, be liable for the fees and expenses of more than one firm of legal counsel for the Indemnified Party (together with appropriate local counsel). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not unreasonably be withheld), settle or compromise any Claim or consent to the entry of any judgment that does not include an unconditional release of the Indemnified Party from all liabilities with respect to such Claim or judgment.

         All fees and expenses of the Indemnified Party (including reasonable costs of defense and investigation in a manner not inconsistent with this Section and all reasonable attorneys' fees and expenses) shall be paid to the Indemnified Party, as incurred, within ten (10) Trading Days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an indemnified party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

 .4. Direct Claims. In the event one party hereunder should have a claim for indemnification that does not involve a claim or demand being asserted by a third party, the Indemnified Party promptly shall deliver notice of such claim to the Indemnifying Party. If the Indemnifying Party disputes the claim, such dispute shall be resolved by mutual agreement of the Indemnified Party and the Indemnifying Party or in accordance with Article IX. Judgment upon any award rendered by any arbitrators may be entered in any court having competent jurisdiction thereof.

                                   ARTICLE VII

                              DUE DILIGENCE REVIEW

 .1. Due Diligence Review. Subject to Section 7.2, the Company shall make available for inspection and review by the Investors, advisors to and representatives of the Investors (who may or may not be affiliated with the Investors and who are reasonably acceptable to the Company), any underwriter participating in any disposition of the Registrable Securities on behalf of the Investors pursuant to the Registration Statement, any such registration statement or amendment or supplement thereto or any blue sky, Nasdaq or other filing, all SEC Documents and other proposed filings with the SEC, and all other publicly available corporate documents and properties of the Company as may be reasonably necessary for the purpose of such review, and cause the Company's officers, directors and employees to supply all such publicly available information reasonably requested by the Investors or any such representative, advisor or underwriter in connection with such Registration Statement (including, without limitation, in response to all questions and other inquiries reasonably made or submitted by any of them), prior to and from time to time after the filing and effectiveness of the Registration Statement for the sole purpose of enabling the Investors and such representatives, advisors and underwriters and their respective accountants and attorneys to conduct initial and ongoing due diligence with respect to the Company and the accuracy of the Registration Statement.

 .2. Non-Disclosure of Non-Public Information.


                  (a) From and after the filing of the Registration Statement, the Company shall not disclose material non-public information to the Investors, advisors to or representatives of the Investors unless prior to disclosure of such information the Company identifies such information as being non-public information and provides the Investors, such advisors and representatives with the opportunity to accept or refuse to accept such non-public information for review. Other than disclosure of any comment letters received from the SEC staff with respect to the Registration Statement, the Company may, as a condition to disclosing any non-public information hereunder, require the Investors' advisors and representatives to enter into a confidentiality agreement in form and content reasonably satisfactory to the Company and the Investors.

                  (b) The Company will promptly notify the advisors and representatives of the Investors and, if any, underwriters, of any event or the existence of any circumstance (without any obligation to disclose the specific event or circumstance) of which it becomes aware, constituting material non-public information (whether or not requested of the Company specifically or generally during the course of due diligence by such persons or entities), which, if not disclosed in the prospectus included in the Registration Statement, would cause such prospectus to include a material misstatement or to omit a material fact required to be stated therein in order to make the statements, therein in light of the circumstances in which they were made, not misleading. Nothing contained in this Section 7.2 shall be construed to mean that such persons or entities other than the Investors (without the written consent of the Investors prior to disclosure of such information as set forth in Section 7.2(a)) may not obtain non-public information in the course of conducting due diligence in accordance with the terms of this Agreement and nothing herein shall prevent any such persons or entities from notifying the Company of their opinion that based on such due diligence by such persons or entities, that the Registration Statement contains an untrue statement of a material fact or omits a material fact required to be stated in the Registration Statement or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

                                  ARTICLE VIII

                      LEGENDS; TRANSFER AGENT INSTRUCTIONS

 .1. Legends. Unless otherwise provided below, each certificate representing Registrable Securities will bear the following legend or equivalent (the "Legend"):


         THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO A TRANSACTION THAT IS EXEMPT FROM SUCH REGISTRATION.

 .2. Removal of Legends. During any periods following the Effective Date that the Registration Statement is effective, or otherwise in accordance with the Registration Rights Agreement, the shares of Common Stock registered for resale shall not bear any restrictive legend. At any time following the Effective Date, the transfer agent instructions described in Section 8.3 below shall require the transfer agent to deliver to the appropriate Investor certificates representing Common Stock not bearing any restrictive legend without requiring further advice or instruction or additional documentation from the Company or its counsel or the Investor or its counsel or any other party. In the event the Company fails to deliver or cause its transfer agent to deliver such shares free of any legends, the Investor shall be entitled to, in addition to any other rights hereunder or in the Convertible Subordinated Debentures, the liquidated damages described in Section 4(c)(iii) of the Convertible Subordinated Debentures.

 .3. Transfer Agent Instructions. After the Effective Date, in lieu of delivering physical certificates representing the Common Stock issuable upon the conversion of, or in lieu of interest payments on, the Convertible Subordinated Debentures, the Company shall cause its transfer agent to electronically transmit the Conversion Shares by crediting the account of the Investor's prime broker with the Depository Trust Company ("DTC") Fast Automated Securities Transfer program through its Deposit Withdrawal Agent Commission ("DWAC") system no later than the applicable date of delivery, provided that the Investors have provided to the Company the appropriate information for DWAC issuances.

 .4. No Other Legend or Stock Transfer Restrictions. No legend other than the one specified in Section 8.1 has been or shall be placed on the share certificates representing the Registrable Securities regarding resale restrictions and no instructions or "stop transfer orders," "stock transfer restrictions," or other restrictions have been or shall be given to the Company's transfer agent with respect thereto other than as expressly set forth in this Article VIII.

 .5. Investors' Compliance. Nothing in this Article shall affect in any way each Investor's obligations to comply with all applicable securities laws upon resale of the Common Stock.


 .6. Rule 144. Subject to the applicable securities laws, the Company acknowledges and agrees that, for the purpose of calculating the holding period of the Shares under Rule 144, the Conversion Shares shall be deemed to have been acquired on the Closing Date.



                                   ARTICLE IX

                                  CHOICE OF LAW

 .1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made in New York by persons domiciled in New York City and without regard to its principles of conflicts of laws. The Company and each of the Investors agree to submit themselves to the in personam jurisdiction of the state and federal courts situated within the Southern District of the State of New York with regard to any controversy arising out of or relating to this Agreement. Any party shall be entitled to obtain injunctive relief from a court in any case where such relief is available, and the prevailing party in such injunctive action shall be entitled to its reasonable attorneys' fees in connection therewith. The non-prevailing party to any dispute hereunder shall pay the expenses of the prevailing party, including reasonable attorneys' fees, in connection with any such dispute.

 .2. Specific Enforcement. The Company acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement or any of the exhibits hereto were not performed in accordance with their specific terms or were otherwise breached, notwithstanding any reasons the Company may have to the contrary in the future, including claims of solvency or that the Investor is not put at risk absent performance by the Company. It is accordingly agreed that the Investors shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity. The prevailing party in such injunctive action shall be entitled to its reasonable attorneys' fees in connection with any such specific performance.

                                    ARTICLE X

                                   ASSIGNMENT

 .1. Assignment. Neither this Agreement nor any rights of the Company hereunder may be assigned by the Company to any other person. The provisions of this Agreement shall inure to the benefit of, and be enforceable by, any permitted transferee of any of the Convertible Subordinated Debentures and Warrants purchased or acquired by any Investor hereunder with respect to the Convertible Subordinated Debentures and Warrants held by such person.

                                   ARTICLE XI

                                     NOTICES

 .1. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (a) hand delivered, (b) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (c) delivered by reputable air courier service with charges prepaid, or (d) transmitted by facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the first business day following the date of sending by reputable courier service, fully prepaid, addressed to such address, or (c) upon actual receipt of such mailing, if mailed. The addresses for such communications shall be:

If to the Company:                          Cray Inc.
                                            411 First Avenue South, Suite 600

                                            Seattle, WA 98104
                                            Tel.: (206) 701-2000
                                            Fax: (206) 701-2218
                                            Attn.: Chief Financial Officer

With copies to:                             L. John Stevenson, Esq.
(which shall not constitute notice)         Stoel Rives LLP
                                            One Union Square, 36th Floor
                                            601 University
                                            Seattle, WA 98101
                                            Tel: (206) 386-7603
                                            Fax: (206) 386-7500

if to the Investors:                        As set forth on the signature pages
                                            hereto

with a copy to:                             Robert Charron, Esq.
(which shall not constitute notice)         Feldman & Associates
                                            Counselors at Law, P.C.
                                            36 West 44th Street
                                            New York, New York 10036
                                            Tel.:  (212) 869-7000
                                            Fax:  (212) 997-4242

         Either party hereto may from time to time change its address or facsimile number for notices under this Section 11.1 by giving written notice of such changed address or facsimile number to the other party hereto as provided in this Section 11.1.

                                   ARTICLE XII

                                  MISCELLANEOUS

 .1. Counterparts/ Facsimile/ Amendments. This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. Except for the Convertible Subordinated Debentures or Warrants or as otherwise stated herein, in lieu of the original documents, a facsimile transmission or copy of the original documents shall be as effective and enforceable as the original. This Agreement may be amended only by a writing executed by all parties.

 .2. Entire Agreement. Except for the instructions to Transfer Agent executed by the Company prior to the date hereof, this Agreement, the agreements attached as Exhibits hereto, which include, but are not limited to the Convertible Subordinated Debentures, and Warrants the Escrow Agreement, and the Registration Rights Agreement, set forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written relating to the subject matter hereof. The terms and conditions of all Exhibits to this Agreement are incorporated herein by this reference and shall constitute part of this Agreement as is fully set forth herein.

 .3. Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any party.

 .4. Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

 .5. Number and Gender. There may be one or more Investors parties to this Agreement, which Investors may be natural persons or entities. All references to plural Investors shall apply equally to a single Investor if there is only one Investor, and all references to an Investor as "it" shall apply equally to a natural person.

 .6. Reporting Entity for the Common Stock. The reporting entity relied upon for the determination of the trading price or trading volume of the Common Stock on any given Trading Day for the purposes of this Agreement shall be Bloomberg Financial, L.P. or any successor thereto. The written mutual consent of the Investors and the Company shall be required to employ any other reporting entity.

 .7. Replacement of Certificates. Upon (a) receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of a certificate representing the Convertible Subordinated Debentures or any Conversion Shares or Warrants or any Warrant Shares and (b) in the case of any such loss, theft or destruction of such certificate, upon delivery of an indemnity agreement or security reasonably satisfactory in form to the Company or as may be required by the Company's Transfer Agent or (c) in the case of any such mutilation, on surrender and cancellation of such certificate, the Company at its expense will execute and deliver, in lieu thereof, a new certificate of like tenor.

 .8. Fees and Expenses. Each of the Company and the Investors agrees to pay its own expenses incident to the performance of its obligations hereunder, except that the Company shall pay the fees, expenses and disbursements of the Investors as set forth in the Escrow Agreement.

 .9. Finder's and Broker's Fees. Each of the parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party except as set forth in the Escrow Agreement. The Company on the one hand, and the Investors, on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any person claiming brokerage commissions or finder's fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby.

 .10. Publicity. The Company agrees that it will not issue any press release or other public announcement, except as required by law, of the transactions contemplated by this Agreement without the prior consent of the Investors, which shall not be unreasonably withheld nor delayed by more than two (2) Trading Days from their receipt of such proposed release. No release shall name the Investors or any of their respective affiliates, representatives, members, agents, associates, employees, consultants, companies, subsidiaries, businesses and/or entities or agents without their express consent.

                                  ARTICLE XIII

                               CERTAIN DEFINITIONS

 .1. "Capital Shares" shall mean the Common Stock and any shares of any other class of common stock whether now or hereafter authorized, having the right to participate in the distribution of earnings and assets of the Company.


 .2. "Capital Shares Equivalents" shall mean any securities, rights, or obligations that are convertible into or exchangeable for or give any right to subscribe for any Capital Shares of the Company or any warrants, options or other rights to subscribe for or purchase Capital Shares or any such convertible or exchangeable securities.

 .3. "Closing" shall mean the closing of the purchase and sale of the Convertible Subordinated Debentures and Warrants pursuant to Section 1.1.


 .4. "Closing Date" shall mean the date on which all conditions to the Closing has been satisfied (as defined in Section 1.1(b) hereto) and the Closing shall have occurred.


 .5. "Closing Price" shall mean on any particular date (a) the closing sales price per share of Common Stock on such date on the Principal Market on which the shares of Common Stock are then listed or quoted, or if there is no such price on such date, then the closing sales price on the Principal Market on the date nearest preceding such date, or (b) if the shares of Common Stock are not then listed or quoted on the Principal Market, the closing sales price for a share of Common Stock in the OTC Bulletin Board, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the shares of Common Stock are not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the board of directors of the Company and the holders of a majority in interest of the principal amount of Debentures then outstanding, or (d) if the shares of Common Stock are not then publicly traded the fair market value of a share of Common Stock as determined by an appraiser selected in good faith by the board of directors of the Company and the holders of a majority in interest of the principal amount of Debentures then outstanding.

 .6. "Common Stock" shall mean the Company's common stock, par value $.01 per share.


 .7. "Conversion Shares" shall mean the shares of Common Stock issuable upon conversion of the Convertible Subordinated Debentures and any shares issuable as interest upon the Convertible Subordinated Debentures.


 .8. "Convertible Subordinated Debenture(s)" shall mean the 5% Convertible Subordinated Debenture(s) issued hereunder and due 36 months from their date of issuance, in the form of Exhibit A hereto.


 .9. "Damages" shall mean any loss, claim, damage, judgment, penalty, deficiency, liability, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements and reasonable costs and expenses of expert witnesses and investigation).


 .10. "Effective Date" shall mean the date on which the SEC first declares effective a Registration Statement registering the resale of the Registrable Securities as set forth in the Registration Rights Agreement.


 .11. "Escrow Agent" shall have the meaning set forth in the Escrow Agreement.


 .12. "Escrow Agreement" shall mean the Escrow Agreement in substantially the form of Exhibit C hereto executed and delivered contemporaneously with this Agreement.


 .13. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.


 .14. "Legend" shall mean the legend set forth in Section 8.1.


 .15. "Material Adverse Effect" shall mean any effect on the business, operations, properties, stock price or financial condition of the Company that is material and adverse to the Company and its subsidiaries taken as a whole, and/or any condition, circumstance, or situation that would prohibit or otherwise interfere with the ability of the Company to enter into and perform any of its obligations under this Agreement, the Registration Rights Agreement, the Convertible Subordinated Debentures, the Warrants or the Escrow Agreement in any material respect.

 .16. "Maturity Date" shall mean the date on which the outstanding principal amount and any accrued but unpaid interest of the Convertible Subordinated Debentures are due and payable as set forth in the Convertible Subordinated Debenture.

 .17. "Outstanding" when used with reference to shares of Common Stock or Capital Shares (collectively the "Shares"), shall mean, at any date as of which the number of such Shares is to be determined, all issued and outstanding Shares, and shall include all such Shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such Shares; provided, however, that "Outstanding" shall not mean any such Shares then directly or indirectly owned or held by or for the account of the Company.

 .18. "Person" shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.


 .19. "Principal Market" shall initially mean the Nasdaq National Market and shall also include the American Stock Exchange, the New York Stock Exchange or the NASDAQ Small-Cap Market, whichever is at the time the principal trading exchange or market for the Common Stock, based upon share volume.

 .20. "Purchase Price" shall mean the face principal amount of the Convertible Subordinated Debentures.


 .21. "Registrable Securities" shall mean the Warrant Shares and 200% of the Conversion Shares until the earlier of the date that (i) the Registration Statement has been declared effective by the SEC, and all Conversion Shares and Warrant Shares have been disposed of pursuant to the Registration Statement,
(ii) all Conversion Shares and Warrant Shares have been sold under circumstances under which all of the applicable conditions of Rule 144 (or any similar provision then in force) under the Securities Act ("Rule 144") are met, (iii) all Conversion Shares and Warrant Shares have been otherwise transferred to holders who may trade such shares without restriction under the Securities Act, and the Company has delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend, or (iv) such time as, in the opinion of counsel to the Company, all Conversion Shares and Warrant Shares may be sold without any time, volume or manner limitations pursuant to Rule 144(k) (or any similar provision then in effect) under the Securities Act. In the event of any merger, reorganization, consolidation, recapitalization or other change in corporate structure affecting the Common Stock, such adjustment shall be deemed to be made in the definition of "Registrable Security" as is appropriate in order to prevent any dilution or enlargement of the rights granted pursuant to this Agreement or the Registration Rights Agreement.

 .22. "Registration Rights Agreement" shall mean the agreement regarding the filing of the Registration Statement for the resale of the Registrable Securities, entered into between the Company and the Investors, on the date hereof in the form annexed hereto as Exhibit B.

 .23. "Registration Statement" shall mean a registration statement on Form S-3 (if use of such form is then available to the Company pursuant to the rules of the SEC and, if not, on such other form promulgated by the SEC for which the Company then qualifies and which counsel for the Company shall deem appropriate, and which form shall be available for the resale by the

Investors of the Registrable Securities to be registered thereunder in accordance with the provisions of this Agreement, the Registration Rights Agreement and in accordance with the intended method of distribution of such securities), for the registration of the resale by the Investors of the Registrable Securities under the Securities Act.

 .24. "Regulation D" shall have the meaning set forth in the recitals of this Agreement.


 .25. "SEC" shall mean the Securities and Exchange Commission.


 .26. "SEC Documents" shall mean the Company's latest Form 10-K or 10-K/A as of the time in question, all Forms 10-Q or 10-Q/A and 8-K filed thereafter, all registration statements filed as of the time in question, and the Proxy Statement for its latest fiscal year as of the time in question until such time as the Company no longer has an obligation to maintain the effectiveness of a Registration Statement as set forth in the Registration Rights Agreement.

 .27. "Section 4(2)" and "Section 4(6)" shall have the meanings set forth in the recitals of this Agreement.


 .28. "Securities Act" shall have the meaning as set forth in the recitals of this Agreement.


 .29. "Shares" shall have the meaning set forth in the definition of "Outstanding" herein.


 .30. "Trading Day" shall mean any day during which the Principal Market shall be open for business.


 .31. "Warrants" shall mean the Warrants set forth in Section 1.2, substantially in the form of Exhibit E hereto, to be issued to the Investors pro-rata hereunder.


 .32. "Warrant Shares" shall mean all shares of Common Stock or other securities issued or issuable pursuant to exercise of the Warrants.



              [THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK.]

           [SIGNATURE PAGE OF CONVERTIBLE SUBORDINATED DEBENTURES AND
                          WARRANTS PURCHASE AGREEMENT]

                  IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first written above.

                                                       CRAY INC.

                                                            /s/

                                                       By:  __________________________________
                                                            James E. Rottsolk, Chairman

                                                       INVESTORS:

Address for Notice:                                    RIVERVIEW GROUP, LLC
666 5th Avenue
8th Floor                                                   /s/
New York, New York 10103                               By:_____________________________________
Attn:  Daniel Cardella                                 Name:   Terry Feeney
Fax:  (212) 841-6302                                   Title:     Chief Administrative Officer

$5,000,000 principal amount and 197,628 Warrant Shares.

Address for Notice:                                    OMICRON PARTNERS, LP
c/o Omicron Capital L.P.                               By:  Omicron Capital L.P., as subadvisor
153 E. 53rd Street                                     By:  Omicron Capital Inc., it general partner
48th Floor
New York, New York 10022                                    /s/
Attn:  Brian Daly                                      By:  ____________________________________
Fax:  (212) 508-7028                                        Olivier Morali, President

$2,000,000 principal amount and 79,052 Warrant Shares.

Address for Notice:                                    LATERMAN & CO.
5 East 59th Street

New York, New York 10022                                    /s/
Attn:  Bernard Laterman                                By:  ____________________________________
Fax:  (212) 593-4976                                          Bernard Laterman, Managing Partner

$500,000 principal amount and 19,763 Warrant Shares.

Address for Notice:                                    FOREVERGREEN PARTNERS
c/o Laterman & Co.
5 East 59th Street                                          /s/
New York, New York 10022                               By:  ____________________________________
Attn:  Bernard Laterman                                     Bernard Laterman, Managing Partner
Fax:  (212) 593-4976

$500,000 principal amount and 19,763 Warrant Shares.